Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2017 RESULTS
Net Sales increased 4% in the quarter.
Reported EPS were $1.11, inclusive of a loss on early extinguishment of debt, an estimated loss on the recent hurricanes and earthquakes in the U.S. and Mexico and a previously disclosed write-off of prepaid resin inventory.
Core EPS were $1.10 in the quarter, inclusive of the aforementioned losses related to the recent natural disasters and the prepaid resin inventory write-off.
Company now expects full year 2017 Core EPS guidance in the $4.50 - $4.57 range.
Plano, TX, October 25, 2017 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2017 EPS of $1.11, which included a $0.04 per diluted share loss on early extinguishment of debt, an estimated $0.02 loss on the recent hurricanes and earthquakes in the U.S. and Mexico, and a $0.02 loss on a write-off of prepaid resin inventory. Reported EPS were $1.29 in the prior year period. Core EPS were $1.10 in the quarter, inclusive of the aforementioned losses totaling $0.04, compared to $1.17 in the prior year period. Year-to-date, net sales increased by 4% and the company reported earnings of $3.09 per diluted share, including a $0.23 loss on debt extinguishment compared to $3.64 per diluted share in the prior year period. Core EPS were $3.36 compared to $3.35 in the prior year period.

DPS President and CEO Larry Young said, “We continue to make progress in the execution of our priority brand strategy, including our brand building platform and channel strategies for Bai, even though we had markets that were significantly disrupted by hurricanes and earthquakes in the U.S. and Mexico. Our CSD portfolio continued to perform well in the quarter, growing both dollar and volume share in the category and our allied portfolio continues to drive strong growth across the business.”

For the quarter, sales volumes increased 1%, inclusive of the Bai acquisition. Reported net sales increased 4%, including the Bai acquisition, which accounted for over 1 percentage point of net sales growth. Total Bai brand sales growth contributed over 2 percentage points of net sales growth. Organic net sales growth was driven by favorable product and package mix, an increase in organic sales volumes, favorable foreign currency translation and price increases. These increases were partially offset by unfavorable segment mix, the termination of the Rockstar distribution rights and higher discounts, primarily as a result of an unfavorable comparison of a true-up of our customer incentive liability.

Reported gross profit margin increased 10 basis points primarily on a favorable $3 million comparison of unrealized mark-to-market activity. Core gross profit margin decreased 10 basis points to 58.9% as the impact of a $6 million prepaid resin inventory write-off, an unfavorable change of $5 million in our LIFO inventory provision driven primarily by apples, net unfavorable mix and increases in manufacturing costs were partially offset by $33 million of incremental gross profit from the Bai acquisition.

Selling, general and administrative expenses (SG&A) increased $37 million in the quarter. The acquisition of Bai added $38 million, including $20 million in marketing investments. SG&A also increased as a result of inflationary increases in certain operating expenses and continued planned investment behind our DSD front-line sales, delivery, and merchandising workforce, which were partially offset by a favorable $6 million comparison of unrealized commodity mark-to-market activity in the quarter.

Other operating income decreased $3 million in the quarter due primarily to the prior year non-cash gain on the step-acquisition of our joint venture Aguafiel business in Mexico.

Reported income from operations declined by $6 million, or 2%, in the quarter. The acquisition of Bai reduced reported income from operations by $6 million. Core income from operations of $350 million in the quarter compared to $364 million in the prior year period.

The recent hurricanes and earthquakes in the U.S. and Mexico are estimated to have decreased volume and net sales by about 0.5% and core income from operations by about 2% in the quarter. The resulting decrease in Core EPS was $0.02 per diluted share in the quarter.

EPS reconciliation	Third Quarter			Year-to-Date
	2017	2016	Percent Change	2017	2016	Percent Change
Reported EPS	$1.11	$1.29	(14)	$3.09	$3.64	(15)

Unrealized commodity mark-to-market net gain	(0.06)	(0.03)		(0.04)	(0.13)
Bai transaction and integration expenses	0.01	—		0.08	—
Loss on early extinguishment of debt	0.04	—		0.23	—
Legal entity restructuring	—	(0.09)		—	(0.09)
Extinguishment gain	—	—		—	(0.07)
Core EPS	$1.10	$1.17	(6)	$3.36	$3.35	—
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2017 results	As Reported		Currency Neutral (Translation)
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	—	1	—	1
Sales Volume	1	2	1	2
Net Sales	4	4	3	4
SOP	(3)	(5)	(4)	(5)
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume was flat, with carbonated soft drinks (CSDs) decreasing 1% and non-carbonated beverages (NCBs) increasing 6%. By geography, U.S. and Canada volume was flat, and Mexico and the Caribbean volume increased 2%. Our volume performance in the quarter was negatively impacted by about 0.5% as a result of the recent natural disasters.

In CSDs, Dr Pepper decreased 2% with declines in both regular and diet due primarily to timing of orders for a large customer in fountain foodservice. 7UP decreased 8% driven by reduced retail activity compared to the prior year. Schweppes decreased 1% as declines in sparkling water were partially offset by continued growth in ginger ale. A&W decreased 1%, and other CSDs declined 3% primarily due to the loss of Rockstar distribution rights. Canada Dry grew by 2% on continued growth in the ginger ale category. Peñafiel increased 5% on distribution gains and product and package innovation, and Squirt grew 1%. Fountain foodservice volume declined 3%.

In NCBs, Bai increased 108% on the acquisition and continued growth in our existing distribution. Our growth allied brands, now excluding Bai, grew 40% on strong distribution gains in BODYARMOR, FIJI and Core, as well as BODYARMOR innovation. Clamato grew 7%, and Mott’s increased 5% primarily on growth in sauce. Snapple declined 5% and all other NCBs declined 1%.

Sales Volume
Sales volumes increased 1% in the quarter and 2% year-to-date.

2017 Segment results	Third Quarter
(Percent Change)	Sales Volume	As Reported		Currency Neutral(Translation)
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	1	3	6	3	6
Packaged Beverages	—	3	(9)	3	(9)
Latin America Beverages	2	10	(43)	5	(43)
Total	1	4	(3)	3	(4)

2017 Segment results	Year-to-Date
(Percent Change)	Sales Volume	As Reported		Currency Neutral (Translation)
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	2	3	3	3	3
Packaged Beverages	1	4	(11)	4	(11)
Latin America Beverages	4	5	(22)	7	(20)
Total	2	4	(5)	4	(5)

Beverage Concentrates
Net sales increased 3% in the quarter on concentrate price increases taken earlier in the year, a 1% increase in concentrate shipments and lower discounts. SOP increased 6% on net sales growth.

Packaged Beverages
Net sales increased 3% in the quarter on favorable product and package mix, mostly due to growth in our NCBs, including continued growth in our allied brands, and growth from the Bai acquisition. This increase was partially offset by the loss of Rockstar distribution rights and higher discounts, primarily as a result of an unfavorable comparison of a true-up of our customer incentive liability. SOP decreased 9% as results of the acquired Bai business, excluding the distribution profits within our distribution system, were a loss of $5 million, including $20 million of marketing investments.

Additionally, inflationary increases in other operating expenses, as well as planned increases in operating costs behind our DSD front-line workforce, and an unfavorable change of $5 million in our LIFO inventory provision driven primarily by apples, were incurred in the quarter.

Latin America Beverages
Net sales increased 5% in the quarter on a 2% increase in sales volumes and higher pricing. SOP decreased 43% in the quarter primarily due to a $6 million write-off of prepaid resin inventory, representing a 29% decline in SOP, resulting from the contractual default by a supplier of resin to our operations in Mexico, and unfavorable foreign currency transaction effects. In the quarter, the segment incurred $4 million of higher U.S. dollar denominated input costs, which caused a 19% decline in SOP.

Corporate and Other Items
For the quarter, corporate costs totaled $52 million, which included $18 million in unrealized commodity mark-to-market gains. Corporate costs in the prior year period were $64 million, which included $9 million in unrealized commodity mark-to-market gains.

Net interest expense increased $7 million in the quarter primarily driven by a higher debt balance associated with the Bai acquisition.

The company recognized a $13 million loss on the early extinguishment of debt in the quarter.

For the quarter, the reported effective tax rate was 36.0%. The effective tax rate in the prior year period was 29.7%, which included a $17 million tax benefit associated with a legal entity restructuring.

Cash Flow
Year-to-date, the company generated $732 million of cash from operating activities compared to $705 million in the prior year period. Capital spending totaled $85 million compared to $110 million in the prior year period. The company returned $629 million to shareholders in the form of stock repurchases ($320 million) and dividends ($309 million).

2017 Full Year Guidance includes the following items:

•	Organic volume growth is now expected to be over 1%; total volume growth is still expected to be approximately 2%, inclusive of the Bai acquisition, which closed on January 31, 2017.

•	Net sales growth is still expected to be about 4.5%, including the Bai acquisition, which is now expected to add over 1 percentage point to growth.

•	The impact of the Bai acquisition is now expected to be $0.11 dilutive to Core EPS.

•	The recent hurricanes and earthquakes in the U.S. and Mexico are expected to reduce Core EPS by $0.02.

•	Collectively, foreign currency translation and transaction are now expected to reduce Core EPS by $0.02, primarily driven by the Mexican peso.

•
Excluding the Bai acquisition, we expect packaging and ingredient costs to be inflationary by over 0.5% on a constant volume/mix basis, including the impact from higher resin prices in the fourth quarter.

•	The company continues to expect its full year core tax rate to be approximately 34%.

•	The company continues to expect to repurchase shares of its common stock of $450 million to $500 million.

•	The company continues to expect capital spending to be approximately 3% of net sales.

•	Taking the above items into consideration, the company now expects 2017 Core EPS in the $4.50 to $4.57 range.

Non-GAAP Financial Measures
This Press Release may contain certain forward-looking non-GAAP financial measures, as defined in Regulation G, relating to forward-looking results. We have not provided a reconciliation of the forward-looking non-GAAP financial measures included therein to the closest equivalent GAAP financial measure because, due primarily to variability and difficulty in making accurate forecasts and projection, not all of the information necessary to forecast and quantify the exact amount of the items excluded from the non-GAAP financial measures that will be included in the closest equivalent GAAP financial measure was or is available to us without unreasonable efforts.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Organic: Represents the incremental impact to our results from our pre-existing business prior to the acquisition of Bai.

Bai acquisition, the Bai acquisition or acquisition of Bai: Refers to our acquisition of the Bai Brands business by DPS, which was consummated on January 31, 2017, and the operation of Bai subsequent to the acquisition. In part because we were an investor in Bai Brands and were their largest distributor, there were many financial aspects of the acquisition, which impacted our financial statements and our accounting for the transaction as explained in this Press Release.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity and interest rate derivative positions not designated as hedges in accordance with U.S. GAAP. As the underlying commodity is delivered, the realized gains and losses associated with commodity derivatives are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity and interest rate derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and segment operating profit, as adjusted to currency neutral: Net sales and segment operating profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

Loss on the recent hurricanes and earthquakes in the U.S. and Mexico were estimated primarily utilizing prior performance adjusted for current year growth, and average rates per case.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 9 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results and the outlook for 2017. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under “Financial News” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under “Events and Presentations” on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have seven of the top 10 non-cola soft drinks, and nine of our 10 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Bai, Canada Dry, Clamato, Crush, Hawaiian Punch, IBC, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.

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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2017	2016	2017	2016
Net sales	$1,740	$1,680	$5,047	$4,862
Cost of sales	707	683	2,032	1,955
Gross profit	1,033	997	3,015	2,907
Selling, general and administrative expenses	640	603	1,944	1,739
Depreciation and amortization	26	24	76	74
Other operating income, net	—	(3)	(30)	(4)
Income from operations	367	373	1,025	1,098
Interest expense	40	33	124	99
Interest income	(1)	(1)	(3)	(2)
Loss on early extinguishment of debt	13	—	62	—
Other income, net	(2)	(2)	(6)	(25)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	317	343	848	1,026
Provision for income taxes	114	102	279	343
Income before equity in earnings of unconsolidated subsidiaries	203	241	569	683
Equity in loss of unconsolidated subsidiaries, net of tax	—	(1)	(1)	(1)
Net income	$203	$240	$568	$682
Earnings per common share:
Basic	$1.12	$1.30	$3.11	$3.66
Diluted	1.11	1.29	3.09	3.64
Weighted average common shares outstanding:
Basic	181.4	184.8	182.7	186.1
Diluted	182.1	185.7	183.5	187.1
Cash dividends declared per common share	$0.58	$0.53	$1.74	$1.59

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2017 and December 31, 2016
(Unaudited, in millions, except share and per share data)

	September 30,	December 31,
(in millions, except share and per share data)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$66	$1,787
Restricted cash and restricted cash equivalents	89	—
Accounts receivable:
Trade, net	659	595
Other	47	51
Inventories	261	202
Prepaid expenses and other current assets	144	101
Total current assets	1,266	2,736
Property, plant and equipment, net	1,129	1,138
Investments in unconsolidated subsidiaries	24	23
Goodwill	3,559	2,993
Other intangible assets, net	3,786	2,656
Other non-current assets	215	183
Deferred tax assets	60	62
Total assets	$10,039	$9,791
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$387	$303
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	82	10
Income taxes payable	10	4
Other current liabilities	816	670
Total current liabilities	1,359	1,051
Long-term obligations	4,399	4,468
Deferred tax liabilities	877	812
Non-current deferred revenue	1,071	1,117
Other non-current liabilities	204	209
Total liabilities	7,910	7,657
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 180,640,432 and 183,119,843 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	—	95
Retained earnings	2,311	2,266
Accumulated other comprehensive loss	(184)	(229)
Total stockholders' equity	2,129	2,134
Total liabilities and stockholders' equity	$10,039	$9,791

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2017 and 2016
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
(in millions)	2017	2016
Operating activities:
Net income	$568	$682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	147	142
Amortization expense	25	24
Amortization of deferred revenue	(48)	(48)
Employee stock-based compensation expense	26	33
Deferred income taxes	65	—
Loss on early extinguishment of debt	62	—
Gain on step acquisition of unconsolidated subsidiaries	(28)	(5)
Gain on extinguishment of multi-employer plan withdrawal liability	—	(21)
Unrealized gains on economic hedges	(10)	(41)
Other, net	14	5
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(34)	(14)
Other accounts receivable	5	(5)
Inventories	(29)	(19)
Other current and non-current assets	(78)	(61)
Other current and non-current liabilities	—	(48)
Trade accounts payable	41	35
Income taxes payable	6	46
Net cash provided by operating activities	732	705
Investing activities:
Acquisition of business	(1,553)	(15)
Cash acquired in step acquisition of unconsolidated subsidiaries	3	17
Purchase of property, plant and equipment	(85)	(110)
Purchase of intangible assets	(5)	(1)
Investment in unconsolidated subsidiaries	(3)	(6)
Purchase of cost method investment	—	(1)
Proceeds from disposals of property, plant and equipment	3	4
Other, net	(3)	(7)
Net cash used in investing activities	(1,643)	(119)
Financing activities:
Proceeds from issuance of senior unsecured notes	400	400
Repayment of senior unsecured notes	(562)	(500)
Net issuance of commercial paper	70	—
Repurchase of shares of common stock	(320)	(460)
Dividends paid	(309)	(288)
Tax withholdings related to net share settlements of certain stock awards	(30)	(31)
Proceeds from stock options exercised	20	14
Premium (discount) on issuance of senior unsecured notes	16	(1)
Proceeds from termination of interest rate swap	13	—
Deferred financing charges paid	(5)	(3)
Capital lease payments	(8)	(6)
Other, net	(2)	(1)
Net cash used in financing activities	(717)	(876)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	(1,628)	(290)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	6	(1)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,787	911
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$165	$620

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Segment Results – Net sales
Beverage Concentrates	$334	$323	$984	$952
Packaged Beverages	1,273	1,236	3,693	3,558
Latin America Beverages	133	121	370	352
Net sales	$1,740	$1,680	$5,047	$4,862

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Segment Results – SOP
Beverage Concentrates	$218	$205	$641	$622
Packaged Beverages	189	208	526	592
Latin America Beverages	12	21	47	60
Total SOP	419	434	1,214	1,274
Unallocated corporate costs	52	64	219	180
Other operating income, net	—	(3)	(30)	(4)
Income from operations	367	373	1,025	1,098
Interest expense, net	39	32	121	97
Loss on early extinguishment of debt	13	—	62	—
Other income, net	(2)	(2)	(6)	(25)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$317	$343	$848	$1,026

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the nine months ended September 30, 2017 and 2016, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and interest rate derivatives not designated as hedges in accordance with U.S. GAAP and certain items that are excluded for comparison to prior year periods, adjusted for the tax impact. Tax impact is determined based upon an approximate rate for each item. For the three and nine months ended September 30, 2017, we excluded (i) the impact of transaction and integration expenses associated with the Bai Brands Merger and (ii) the loss on early extinguishment of debt related to the completion of a tender offer for our 2018 Notes and 2038 Notes and the redemption of our remaining 2018 Notes. For the three and nine months ended September 30, 2016, we excluded (i) a gain on the extinguishment of a multi-employer withdrawal liability and (ii) an income tax benefit driven by a restructuring of the ownership of our Canadian business.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended September 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	3%	10%	4%
Impact of foreign currency	—%	—%	(5)%	(1)%
Net sales, as adjusted to currency neutral	3%	3%	5%	3%

	For the Three Months Ended September 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	6%	(9)%	(43)%	(3)%
Impact of foreign currency	—%	—%	—%	(1)%
SOP, as adjusted to currency neutral	6%	(9)%	(43)%	(4)%

	For the Nine Months Ended September 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	3%	4%	5%	4%
Impact of foreign currency	—%	—%	2%	—%
Net sales, as adjusted to currency neutral	3%	4%	7%	4%

	For the Nine Months Ended September 30, 2017
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	3%	(11)%	(22)%	(5)%
Impact of foreign currency	—%	—%	2%	—%
SOP, as adjusted to currency neutral	3%	(11)%	(20)%	(5)%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2017	2016	Change
Net cash provided by operating activities	$732	$705	$27
Purchase of property, plant and equipment	(85)	(110)
Free Cash Flow	$647	$595	$52

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2017
	Reported	Mark to Market	Transaction & Integration Expenses	Loss on Early Extinguishment of Debt	Total Adjustments	Core
Cost of sales	$707	$8	$—	$—	$8	$715
Gross profit	1,033	(8)	—	—	(8)	1,025
Gross margin	59.4%	(0.5)%	—%	—%	(0.5)%	58.9%
Selling, general and administrative expenses	$640	$10	$(1)	$—	$9	$649
Income from operations	367	(18)	1	—	(17)	350
Operating margin	21.1%	(1.0)%	—%	—%	(1.0)%	20.1%
Interest expense	$40	$—	$(1)	$—	$(1)	$39
Loss on early extinguishment of debt	13	—	—	(13)	(13)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	317	(18)	2	13	(3)	314
Provision for income taxes	114	(6)	1	4	(1)	113
Effective tax rate	36.0%	0.2%	—%	(0.2)%	—%	36.0%
Net income	$203	$(12)	$1	$9	$(2)	$201

	Reported EPS					Core EPS
Diluted earnings per common share	$1.11	$(0.06)	$0.01	$0.04	$(0.01)	$1.10
FX Translation						(0.01)
Currency Neutral Core EPS						$1.09

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2016
	Reported	Mark to Market	Legal Entity Restructuring	Total Adjustments	Core
Cost of sales	$683	$5	$—	$5	$688
Gross profit	997	(5)	—	(5)	992
Gross margin	59.3%	(0.3)%	—%	(0.3)%	59.0%
Selling, general and administrative expenses	$603	$4	$—	$4	$607
Income from operations	373	(9)	—	(9)	364
Operating margin	22.2%	(0.5)%	—%	(0.5)%	21.7%
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$343	$(9)	$—	$(9)	$334
Provision for income taxes	102	(3)	17	14	116
Effective tax rate	29.7%	(0.1)%	5.1%	5.0%	34.7%
Net income	$240	$(6)	$(17)	$(23)	$217

	Reported EPS				Core EPS
Diluted earnings per common share	$1.29	$(0.03)	$(0.09)	$(0.12)	$1.17

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2017
	Reported	Mark to Market	Transaction & Integration Expenses	Loss on Early Extinguishment of Debt	Total Adjustments	Core
Cost of sales	$2,032	$20	$—	$—	$20	$2,052
Gross profit	3,015	(20)	—	—	(20)	2,995
Gross margin	59.7%	(0.4)%	—%	—%	(0.4)%	59.3%
Selling, general and administrative expenses	$1,944	$(10)	$(21)	$—	$(31)	$1,913
Income from operations	1,025	(10)	21	—	11	1,036
Operating margin	20.3%	(0.2)%	0.4%	—%	0.2%	20.5%
Interest expense	$124	$1	$(1)	$—	$—	$124
Loss on early extinguishment of debt	62	—	—	(62)	(62)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	848	(11)	22	62	73	921
Provision for income taxes	279	(4)	8	21	25	304
Effective tax rate	32.9%	—%	—%	0.1%	0.1%	33.0%
Net income	$568	$(7)	$14	$41	$48	$616

	Reported EPS					Core EPS
Diluted earnings per common share	$3.09	$(0.04)	$0.08	$0.23	$0.27	$3.36
FX Translation						—
Currency Neutral Core EPS						$3.36

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2016
	Reported	Mark to Market	Extinguishment Gain	Legal Entity Restructuring	Total Adjustments	Core
Cost of sales	$1,955	$21	$—	$—	$21	$1,976
Gross profit	2,907	(21)	—	—	(21)	2,886
Gross margin	59.8%	(0.4)%	—%	—%	(0.4)%	59.4%
Selling, general and administrative expenses	$1,739	$20	$—	$—	$20	$1,759
Income from operations	1,098	(41)	—	—	(41)	1,057
Operating margin	22.6%	(0.9)%	—%	—%	(0.9)%	21.7%
Other income, net	$(25)	$—	$21	$—	$21	$(4)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	1,026	(41)	(21)	—	(62)	964
Provision for income taxes	343	(15)	(9)	17	(7)	336
Effective tax rate	33.4%	(0.1)%	(0.1)%	1.7%	1.5%	34.9%
Net income	$682	$(26)	$(12)	$(17)	$(55)	627

	Reported EPS					Core EPS
Diluted earnings per common share	$3.64	$(0.13)	$(0.07)	$(0.09)	$(0.29)	$3.35